Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - July 22, 2022) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2022.
2nd Quarter 2022 Summary

•Net sales of $463.4 million, an 8% increase compared to the second quarter of 2021
•Gross profit margin of 32.0%
•Net income of $72.4 million
•2 New Nameplate Launches for FDM, bringing total nameplates currently shipping to 72

    For the second quarter of 2022, the Company reported net sales of $463.4 million, compared to net sales of $428.0 million in the second quarter of 2021, an 8% increase quarter over quarter. For the second quarter of 2022, global light vehicle production in North America, Europe, Japan/Korea, and China decreased approximately 3% when compared to the second quarter of 2021. Light vehicle production in the Company's primary markets of North America, Europe and Japan/Korea, was down 1% on a quarter over quarter basis, primarily driven by vehicle production increases in North America that were more than offset by reductions in Europe and Japan/Korea. "We were pleased with our sales performance compared to the light vehicle production market, which represented an 9% outperformance to our primary markets and 11% outperformance to the global market. With that said, sales for the quarter fell short of our beginning of quarter forecasts by approximately $70 - $80 million for the quarter. The sales shortfall was primarily driven by the fact that light vehicle production in our primary markets was 4% lower than forecasted at the beginning of the quarter and then was further compounded by supply shortages of certain electronic components that negatively impacted mix for some of our advanced feature products. While there appears to be some improved stability in the light vehicle production environment as compared to a year ago, the Company is still experiencing significant customer order fluctuations on a week-to-week basis. The industry dynamics continue to create a difficult forecasting environment. Nevertheless, the continuing strong demand for light vehicles, combined with the historically

Exhibit 99.1
low level of light vehicle inventories, should create the opportunity for an improving sales environment as we move throughout the rest of this year and into 2023," said President and CEO, Steve Downing.
For the second quarter of 2022, the gross margin was 32.0%, compared to a gross margin of 35.4% for the second quarter of 2021. Gross margin was impacted on a quarter over quarter basis by raw material cost increases, labor cost increases, lower than expected sales levels, product mix shifts and ongoing customer order volatility. "Inflationary pressures on our raw materials, logistics costs, and labor costs are currently impacting our margin profile. In the second quarter of 2022, these challenges were made even more difficult by the lower than forecasted sales levels, mix issues created by supply chain challenges and constant fluctuations in customer orders. While we currently expect that many of these challenges will continue throughout 2022 and into 2023, we are optimistic about our ability to stabilize and offset many of these headwinds due to the progress we are making with our customers regarding the inflationary aspects of our business by building collaborative relationships that provide opportunities to minimize the impact of these inflationary pressures on our respective business models,” commented Downing.
     Operating expenses during the second quarter of 2022 increased by 21% to $62.6 million, compared to operating expenses of $51.7 million in the second quarter of 2021. Operating expenses increased during the second quarter of 2022 due to staffing and professional fees, outbound freight expenses and travel related expenses. “Our operating expense growth rate for the second quarter of 2022 was significantly higher than our sales growth rate for the same quarter but was necessary to support previously sourced new program launches, product re-designs in support of component issues and our ongoing commitment to new technology areas. Additionally, the higher levels of operating expenses are needed based on our current forecasted growth rate throughout 2022 and into 2023,” said Downing.
    Income from operations for the second quarter of 2022 was $85.8 million, compared to income from operations of $99.9 million for the second quarter of 2021.

Exhibit 99.1
During the second quarter of 2022, the Company had an effective tax rate of 14.6%, which was primarily driven by the benefit of the foreign derived intangible income deduction and discrete benefits from stock-based compensation.
Net income was $72.4 million for the second quarter of 2022, compared to net income of $86.5 million for the second quarter of 2021. The change in net income was primarily the result of the quarter over quarter changes in sales, gross margins and operating profits.
Earnings per diluted share for the second quarter of 2022 were $0.31, compared to earnings per diluted share of $0.36 for the second quarter of 2021.
    Automotive net sales in the second quarter of 2022 were $452.9 million, compared with $420.6 million in the second quarter of 2021. Auto-dimming mirror unit shipments increased 3% during the quarter compared to the second quarter of 2021.
    Other net sales in the second quarter of 2022, which includes dimmable aircraft windows and fire protection products, was $10.5 million, compared to other net sales of $7.4 million in the second quarter of 2021. Fire protection sales increased by 53% for the second quarter of 2022, compared to the second quarter of 2021. Dimmable aircraft window sales decreased by 22% for the second quarter of 2022, compared to the second quarter of 2021. The Company continues to expect that dimmable aircraft window sales will be negatively impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the second quarter of 2022, the Company did not repurchase any shares of its common stock. As of June 30, 2022, the Company has approximately 22.4 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic and supply constraints), market trends, and other factors that the Company deems appropriate.

Exhibit 99.1
Future Estimates
The Company’s current forecasts for light vehicle production for the third quarter of 2022, and full years 2022 and 2023, are based on the mid-July 2022 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. Light vehicle production in these markets is expected to increase 21% for the third quarter of 2022 as compared to light vehicle production for the third quarter of 2021. For calendar year 2022, light vehicle production in these markets is forecasted to increase 4% when compared to calendar year 2021. The Company continues to expect that revenue will remain difficult to forecast for the remainder of the year as a result of high levels of volatility in customer orders and vehicle production volumes, electronics supply chain constraints, the Ukraine-Russia conflict, labor shortages, and overall economic uncertainty. Third quarter 2022 and calendar years 2022 and 2023 forecasted vehicle production volumes from IHS are shown below:

Light Vehicle Production (per IHS Markit mid-July light vehicle production forecast)
(in Millions)
Region	Q3 2022	Q3 2021	% Change	Calendar Year 2023	Calendar Year 2022	Calendar Year 2021	2023 vs 2022 % Change	2022 vs 2021 % Change
North America	3.71	2.95	26%	16.41	14.70	13.05	12%	13%
Europe	3.90	2.98	31%	17.98	16.33	15.89	10%	3%
Japan and Korea	2.95	2.30	28%	11.85	11.20	10.87	6%	3%
China	6.10	5.50	11%	26.58	24.92	24.84	7%	—%
Total Light Vehicle Production	16.66	13.73	21%	72.82	67.15	64.65	8%	4%

Based on this light vehicle production forecast as well as year-to-date financials, the Company is updating certain guidance estimates for calendar year 2022 as shown in the table below.

2022 Guidance
Item	Original Guidance	Updated Guidance
Revenue	$1.87 - $2.02 billion	$1.87 - $1.97 billion
Gross Margin	35% - 36%	33% - 34%
Operating Expenses	$230 - $240 million	$230 - $240 million
Tax Rate	15% - 17%	15% - 16%
Capital Expenditures	$150 - $175 million	$125 - $150 million
Depreciation & Amortization	$100 - $110 million	$100 - $105 million

Exhibit 99.1
Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2023, the Company still expects calendar year 2023 revenue growth of approximately 15% - 20% above the new 2022 revenue guidance of $1.87 - $1.97 billion.
"As we look back at the quarter, we did see some stabilization in our sales levels due to the significant amount of re-design work that we have completed over the last several quarters and some modest improvement in the overall supply base. Unfortunately, many of these improvements were offset by new component shortages and customer order changes and volatility that we expect to continue throughout the rest of 2022 and into 2023. Despite these challenges, we still believe that the overall backdrop in the industry should lead to a demand increase in the automotive market over the next 12-18 months, and will be supported by growth in Full Display Mirrors, exterior auto-dimming mirrors, and other new technologies that we have been investing in over the last few years. So while we acknowledge that the inflationary aspects of our business will remain a challenge that needs to be addressed, we are optimistic about our growth opportunities driven by our commitment to new technology and our team's ability to handle the cost challenges that are inundating our industry,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from

Exhibit 99.1
increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of July 18, 2022 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    The Company will host a conference call related to this news release and it will simulcast beginning at 9:30 a.m. ET, July 22, 2022. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI474da0c712c94c2490d794747bbbb7ec to receive the dial-in

Exhibit 99.1
numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/pxb4q3v6. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
North American Interior Mirrors	2,127	1,873	14%	4,288	3,946	9%
North American Exterior Mirrors	1,468	1,497	(2)%	2,929	2,990	(2)%
Total North American Mirror Units	3,595	3,370	7%	7,217	6,936	4%
International Interior Mirrors	4,909	4,811	2%	9,996	10,590	(6)%
International Exterior Mirrors	2,188	2,240	(2)%	4,482	4,676	(4)%
Total International Mirror Units	7,097	7,052	1%	14,477	15,266	(5)%
Total Interior Mirrors	7,036	6,684	5%	14,284	14,535	(2)%
Total Exterior Mirrors	3,656	3,738	(2)%	7,411	7,666	(3)%
Total Auto-Dimming Mirror Units	10,692	10,422	3%	21,695	22,202	(2)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales	$463,423,002	$428,005,026	$931,673,777	$911,729,865

Cost of Goods Sold	315,055,988	276,408,285	622,894,804	576,832,956
Gross Profit	148,367,014	151,596,741	308,778,973	334,896,909

Engineering, Research & Development	32,857,419	29,059,058	64,832,406	56,711,139
Selling, General & Administrative	29,718,626	22,613,062	54,849,694	44,527,448
Operating Expenses	62,576,045	51,672,120	119,682,100	101,238,587

Income from Operations	85,790,969	99,924,621	189,096,873	233,658,322

Other Income	(982,985)	1,891,098	(993,479)	3,424,133
Income before Income Taxes	84,807,984	101,815,719	188,103,394	237,082,455

Provision for Income Taxes	12,403,581	15,309,301	28,170,366	37,125,167

Net Income	$72,404,403	$86,506,418	$159,933,028	$199,957,288

Earnings Per Share(1)
Basic	$0.31	$0.36	$0.68	$0.83
Diluted	$0.31	$0.36	$0.68	$0.82

Cash Dividends Declared per Share	$0.120	$0.120	$0.120	$0.240

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2022	December 31, 2021
ASSETS
Cash and Cash Equivalents	$269,372,471	$262,311,670
Short-Term Investments	11,992,154	5,423,612
Accounts Receivable, net	274,404,572	249,794,906
Inventories	392,577,825	316,267,442
Other Current Assets	43,539,709	39,178,119
Total Current Assets	991,886,731	872,975,749

Plant and Equipment - Net	488,913,960	464,121,676

Goodwill	313,857,650	313,960,209
Long-Term Investments	197,644,313	207,693,147
Intangible Assets	229,010,910	239,189,627
Patents and Other Assets	63,140,670	33,450,758
Total Other Assets	803,653,543	794,293,741

Total Assets	$2,284,454,234	$2,131,391,166

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$286,171,887	$181,656,100
Other Non-current Liabilities	11,707,867	11,746,599
Shareholders' Investment	1,986,574,480	1,937,988,467
Total Liabilities & Shareholders' Investment	$2,284,454,234	$2,131,391,166